QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

    CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 12, 2001

UNIVISION COMMUNICATIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-12223 Commission File Number:	95-4398884 I.R.S. Employer Identification Number:

1999 Avenue of the Stars, Suite 3050
Los Angeles, California
(Address of Principal Executive Offices)

90067
(Zip Code)

Tel: (310) 556-7676
(Registrant's Telephone Number, Including Area Code)

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

Item 2.  Acquisition of Assets

    On December 7, 2000, the Univision Communications Inc. (the "Company") announced that it would acquire 13 fully owned full-power television stations, minority interests in four additional full-power television stations and Stationworks, the master control operating system, from USA Broadcasting for $1.1 billion in cash. The fully owned stations are in the key markets of Los Angeles, New York, Chicago, Philadelphia, Boston, Miami, Dallas, Atlanta, Tampa, Houston, Cleveland and Orlando, and the minority-interest stations are in San Francisco, Washington, Denver and St. Louis. The acquisition will expand the Company's ability to serve the Hispanic community and will provide the Company with duopolies in seven of the top eight Hispanic markets. The acquisition was approved by the Board of Directors of each company and has received the required regulatory approvals from the Federal Trade Commission and Federal Communications Commission.

    On June 12, 2001, the Company purchased the stock of the USA Broadcasting subsidiaries that operate the stations in Miami, Dallas and Atlanta, the Stationworks facility and the four minority interest stations for a total price of approximately $295 million. The three acquired stations will be converted from English-language to Spanish-language stations, which will broadcast programming provided by the Company's new network that will be launched in the first quarter of 2002. The funds for this closing came from a new $500,000,000 acquisition credit facility, which the Company obtained from Goldman Sachs Credit Partners L.P. The Company also used the new acquisition credit facility to refinance its existing $100,000,000 temporary credit facility with BNP Paribas and Chase Manhattan Bank. The Company plans to purchase the remaining stations from USA Broadcasting no later than January 2002.

Item 7(c)—Exhibits

      10.35  Stock Purchase Agreement between USA Broadcasting, Inc. and Univision Communications Inc. dated as of January 17, 2001.

      10.36  First Amendment to Stock Purchase Agreement between USA Broadcasting, Inc. and Univision Communications Inc. dated as of January 17, 2001.

      10.37  Second Amendment to Stock Purchase Agreement between USA Broadcasting, Inc. and Univision Communications Inc. dated as of January 17, 2001.

2

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNIVISION COMMUNICATIONS INC. (Registrant)
June 26, 2001 Los Angeles, California	By	/s/ GEORGE W. BLANK George W. Blank Executive Vice President and Chief Financial Officer

3

QuickLinks

FORM 8-K
UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES
SIGNATURE